RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of […], 2025, is entered into by and between Listed Funds Trust, on behalf of each of its series listed on Schedule A, severally and not jointly (each such series, an “Acquiring Fund”), and Themes ETF Trust, on behalf of each of its series (other than those listed on Schedule B), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies; Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies; and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.    Terms of Investment

(a)    In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows:

(i)    In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii)     Timing/advance notice of redemptions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 5% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired ETF each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii)     Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)    In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.     Representations of the Acquired Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.     Representations of the Acquiring Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.     Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Listed Funds Trust	Themes Management Company LLC
c/o U.S. Bank Global Fund Services	34 East Putnam Avenue
Attn: Chad Fickett	Suite 112
615 East Michigan Street	Greenwich, CT 06830
Milwaukee, WI 53202
Email: chad.fickett@usbank.com	Email: pm@themesetfs.com

With a copy to:	With a copy to:
Teucrium Investment Advisers, LLC	ACA Group
Attn: Christi Powitzky, CCO	Attn: Albert Moore; Rob Spengler
Three Main Street, Suite 215	34 East Putnam Avenue, Suite 112
Burlington, VT 05401	Greenwich, CT 06830
Email: Christi.Powitzky@teucrium.com	Email: albert.moore@acaglobal.com; rob.spengler@acaglobal.com

5.    Indemnification

(a)    Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)     Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)     Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

6.    Term and Termination; Assignment; Amendment

(a)    This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)    This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)    This Agreement may not be assigned by either party without the prior written consent of the other.

(d)    This Agreement may be amended only by a writing that is signed by each affected party, except that Schedule A or Schedule B may be amended by notice provided in accordance with Section 4 of this Agreement.

(e)    In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is/are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)    In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series of the Acquired

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Themes ETF Trust, on behalf of each of its series, excluding those series listed on Schedule B, individually and not jointly

/s/ Jose Gonzalez
Name: Jose Gonzalez
Title: President

Listed Funds Trust, on behalf of each of its series listed on Schedule A, individually and not jointly

/s/ Chad E. Fickett
Name: Chad E. Fickett
Title: Secretary

SCHEDULE A

Acquiring Funds

AlphaDroid® Broad Markets Momentum ETF             EZMO

AlphaDroid® Defensive Sector Rotation ETF             EZRO

SCHEDULE B

Themes Generative Artificial Intelligence ETF             WISE